UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                        Amendment No. 1

                               to

                            FORM 8-K/A


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 25, 1999



                   MEDISYS TECHNOLOGIES, INC.
     (Exact Name of Registrant as Specified in its Charter)


     UTAH                       0-21441                 72-1216734
State or Other                (Commission              (IRS Employer
Jurisdiction)                 File Number)             Identification Number)


        144 Napoleon Street Baton Rouge, Louisiana 70802
(Address of Principal Executive Offices and Principal Place of Business)



Registrant's Telephone Number, Including Area Code:  (225) 343-8022



                            FORM 8-K

Item 2.  Acquisition or Disposition of Assets.

          See Item 5 below.

Item 5.  Other events

     As reported in an earlier Form 8-K filed on March 26 1999, Medisys Technologies, Inc. (the "Company") entered into a Formal Letter of Intent on March 25, 1999 with the shareholders of Health Care Direct Services, Inc ("HCDS"), Direct Distribution U.S.A.,Inc.("DDU"), and Gulf Coast Media Group, Inc.("GCMG") (collectively the "Affiliated Companies"). The Letter of Intent relates to the proposed acquisition by the Company of one hundred percent (100%) of the issued and outstanding shares of capital stock of those three entities, all Florida corporations, and all of the business of another affiliate which is not to be acquired (the "Acquired Business"). In reliance upon and pursuant to the basic terms of the Letter of Intent, the shareholders of the "Affiliated Companies" and Medisys intend to execute a formal contract whereby those shareholders will assign all of their rights, title, interest and obligations in the "Affiliated Companies" and in the "Acquired Business" to Medisys in exchange for shares of Preferred Convertible stock. The valuation and purchase price of the "Affiliated Companies," the number and class of preferred shares to be issued, and the terms of conversion along with any dividend to be paid or in negotiation and the entire transaction is subject to all due diligence, audit and appropriate approvals and regulatory compliance. The shareholders of the "Affiliated Companies" are Brett Phillips, Marilyn Morris and Carl Anderson, all of whom are major shareholders in Medisys.

     As of this date, no agreement has been made as to final terms of the acquisition and no definitive agreement has been executed.
Negotiations are ongoing and the parties continue their respective due diligence.

     The "Affiliated Companies" were all founded by Brett Phillips, Marilyn Morris and Carl Anderson, who presently own 100% of all the issued and outstanding shares of the "Affiliated Companies" and were organized as subchapter S corporations in the State of Florida. They are all located in Lutz, Florida. The primary goal of the "Affiliated Companies" is marketing of complimentary healthcare products to independent and chain pharmacies and nutritional supplement stores. Major product types are vitamins, mineral supplements, herbal therapy, and diet aids. The "Affiliated Companies" have virtually unlimited expanded marketing capability. This acquisition will offer Medisys marketing capability for its proprietary medical products as well as its complimentary healthcare products.

     Health Care Direct Services is a marketing company that purchases products from the "Acquired Business" and from Direct Distribution U.S.A. for resale to pharmacies, nutrition stores and directly to consumers. HCDS places advertising through Gulf Coast Media Group which is an advertising agency. DDU and the "Acquired Business" purchase products directly from Phillips Pharmatec, a wholly owned subsidiary of Medisys, and other manufacturers. HCDS solicits customers through its telemarketing services. Prior to the acquisition by Medisys, HCDS will purchase the rights to the products of the "Acquired Business" and would obtain licensing rights to all of its product names.

     The "Affiliated Companies" and the "Acquired Business" had approximately $5,000,000 in revenues in calendar 1998 with net
income of over $500,000.    Revenues for calendar year 1997 were
about the same with a net income of approximately $1,600,000. The "Affiliated Companies" made capital expenditures during 1998 for computer hardware, software and specialized personnel which affected 1998 results.

Item 7.  Financial Statements and Exhibits.

     Financial statements required under this Item 7 will be filed no later than sixty (60) days following completion of the acquisition as provided in Item 7(a)(4).

     (c)  Exhibits included herewith:

          Exhibit 2.1    Letter of Intent (filed previously)



                           SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        MEDISYS TECHNOLOGIES, INC.


Date:  May 28, 1999                     By:    /S/ Kerry M. Frey
                                        KERRY M. FREY, President and
                                        Chief Operating Officer